Exhibit 2.2

PURCHASE AGREEMENT

This Purchase (the  “Agreement”) is made and entered into as of August 1, 2017 between CloudCommerce, Inc., a Nevada corporation (the “Buyer” or “Company”), and Bradley Parscale, who has a mailing address at 321 6TH ST SAN ANTONIO, TX 78215 ( “Seller”), Parscale Media, LLC (“Parscale” or “Parscale Media”), a limited liability company formed under the laws of Texas. Each of Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A LS

WHEREAS, Parscale owns 100% of the membership interests of Parscale Media, LLC, a Texas limited liability company ;

WHEREAS, Parscale Media is engaged in the business of cloud hosting services (the “Business”);

WHEREAS, Seller and Parscale Media and the Board of Directors of the Company have determined a purchase of Parscale Media by the Buyer is advisable, fair to and in the best interests of their respective companies, members and stockholders and, accordingly, have each approved the sale of Parscale Media to the Company.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Parties to this Agreement, and in light of the above recitals to this Agreement, the Parties to this Agreement hereby agree as follows:

1.  The Purchase.

1.1 The Purchase. Subject to the terms and conditions of this Agreement, the Buyer shall purchase 100% of the Parscale Media membership interests (the “Membership Interest”) from Seller in accordance with applicable provisions of Texas law (the “Transaction”).

1.2 Effective Time. The sale shall become effective upon the transfer of 100% of the membership interests of Parscale Media. The time at which the Transaction shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

1.3 Purchase Consideration.  The aggregate consideration to be paid by the Buyer to Parscale in exchange for his membership interests in Parscale Media shall be one million dollars ($1,000,000) paid in cash at Closing (the “Consideration”).

2. Closing and Further Acts.

2.1 Time and Place of Closing.   Upon satisfaction or waiver of the conditions set forth in this Agreement, the closing of the Transaction (the “Closing”) will take place in Santa Barbara, California at 11:00 a.m. (local time) on the date that the Parties may mutually agree in writing, but in no event later than January 15, 2018 (the “Closing Date”), unless extended by mutual written agreement of the Parties.

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2.2 Actions at Closing. At the Closing, the following actions will take place:

(a) Buyer will deliver to Seller the Consideration in accordance with written wire instructions provided by the Seller to the Buyer prior to the Closing.

(b) Seller and Parscale Media will deliver to Buyer copies of necessary resolutions of the Board of Managers of Parscale Media authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of Parscale Media as being valid and in full force and effect.

(e) Buyer will deliver to Parscale Media and Seller copies of corporate resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance  of  this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of Buyer as being valid and in full force and effect.

(e) Seller  will  deliver  to  the  Buyer  true  and  complete  copies  of  Parscale Media’s Articles of Organization and a Certificate of Good Standing from the Secretary of State of Texas, which articles and certificate of good standing are dated not more than five (5) days prior to the Closing Date.

 (f) Delivery of any additional documents or instruments as a party may reasonably request or as may be necessary to evidence and effect the Purchase.

2.3 Actions Pre-Closing.  Seller and Parscale Media will at all times prior to and after the Closing cooperate fully with Buyer and Buyer’s officers, directors, representatives, accountants and lawyers to enable Buyer to conduct thorough due diligence of Parscale Media and to enable Parscale Media to prepare and have audited all financial statements deemed necessary by Buyer to comply with all of its reporting obligations with the Securities and Exchange Commission, including without limitation the preparation and filing of its Reports on Form 8-K within four (4) business days after the Closing, without audited financial statements, and to file an amendment to the Form 8-K to include Parscale Media’s audited financial statements within seventy-one (71) days after the Closing, subject to the provisions of Section 3.5 of this Agreement.

2.4 Actions Post Closing.  Parscale Media and Seller will at all times after the Closing cooperate fully with Buyer and Buyer’s officers, directors, representatives, accountants and lawyers to complete the preparation and audit of all financial statements of Buyer and Parscale Media deemed necessary or appropriate by Buyer, and to enable Buyer to comply with all of its reporting obligations with the Securities and Exchange Commission.

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2.5 Costs of Financial Audit of Parscale.  Buyer will bear the costs of the audits of Parscale financial statements, except that Seller will reimburse Buyer for the total cost of the audits, as invoiced by the auditor, if any of the following events occur: (i) the audits cannot be completed due to the lack of reasonable cooperation from Seller, Parscale Media’s or Parscale Media’s personnel, or (ii) the audited financials and records of Parscale Media are, in the opinion of the certified auditors, materially and adversely different than those presented to the Buyer prior to the date of this Agreement, or (iii) Seller refuses to proceed with the Closing and Buyer is ready, willing and able to proceed with the Closing, or Seller or Parscale Media is otherwise in materially breach this Agreement. With the exception of possible audit fee reimbursement, under no circumstances will either Buyer or Seller or Parscale Media be due any termination expenses in connection with this Agreement.

3. Representations and Warranties of the Parscale Media and Seller.

Except as set forth on the Disclosure Schedules, attached hereto as Exhibit C, Parscale Media and Seller represent and warrant, jointly and severally, as of the date hereof, to Buyer as follows:

3.1 Power and Authority; Binding Nature of Agreement.  Parscale Media and Seller have full power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery, and performance of this Agreement by Parscale and Parscale Media have been duly authorized by all necessary action on its part.   Assuming that this Agreement is a valid and binding obligation of each of the other Parties hereto, this Agreement is a valid and binding obligation of the Parscale Media and Seller, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights, and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

3.2 Subsidiaries.   There is no corporation, general partnership limited partnership, joint venture, association, trust or other entity or organization that Parscale Media directly or indirectly controls or in which Parscale Media directly or indirectly owns any equity or other interest.

3.3 Good Standing.  Parscale Media (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

3.4 Financial Statements.   Parscale Media has delivered to Buyer the following unaudited financial statements, if applicable, prior to the Closing (the “Parscale Financial Statements”): the unaudited statement of operations and balance sheet of Parscale Media for fiscal years 2015, 2016 and 2017 through June 30. Except as stated therein or in the notes thereto, the Parscale Financial Statements: (a) present fairly the financial position of Parscale Media as of the respective dates thereof and the results of operations and changes in financial position of Parscale Media for the respective periods covered thereby; and (b) have been prepared in accordance with Parscale Media’s normal business practices applied on a consistent basis throughout the periods covered. Parscale Media and Seller will cooperate with Buyer to prepare the following audited financial statements, if applicable, prior to the Closing (the “Parscale Audited Financial Statements”):  (i) the audited statement of operations and statement of cash flows for fiscal years 2015, 2016 and 2017 through June 30. All financial statements shall be prepared in accordance with generally accepted accounting principles.

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3.5 Capitalization.   Seller is the sole record holder and beneficial owner of 100% of the Membership Interest of Parscale Media, free and clear of all liens, (ii), has good and marketable title to the Membership Interest, (iii) has full right, title, power and authority to validly, sell assign, transfer and convey the Membership Interest to the Buyer, and (iv) has not entered into any agreement to sell, hypothecate or otherwise dispose of the Membership Interest to any other person or entity. There are no bonds, debentures, notes or other indebtedness of Parscale Media having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Membership Interests may vote (“Voting Company Debt”). Except as otherwise set forth herein, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, agreements, arrangements or undertakings of any kind to which Parscale Media or Seller is a party or by which Parscale Media or Seller is bound (i) obligating Parscale Media or Seller to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership units or other equity interests in, or any security convertible or exercisable for or exchangeable into any membership units or other equity interest in, Parscale Media or any Voting Company Debt, (ii) obligating Parscale Media or Seller o issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the Membership Interest of Parscale Media.

3.6 Absence of Changes.  Except as otherwise set forth on Schedule 3.6 hereto or otherwise disclosed to and acknowledged by Buyer in writing prior to the Closing, since inception:

(a) There has not been any material adverse change in the business, condition, assets,  operations  or  prospects  of  Parscale media  and  no  event  has  occurred  that is reasonably likely to have a material adverse effect on the business, condition, assets, operations or prospects of Parscale Media.

(b) Parscale Media has not repurchased, redeemed or otherwise reacquired any of its membership interests or other securities.

(c) Parscale Media has not sold or otherwise issued any of its membership interests.

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(d) Parscale Media has not amended its articles of organization, operating agreement or other charter or organizational documents, nor has it effected or been a party to any merger, recapitalization, reorganization or similar transaction.

(e) Parscale Media has not formed any subsidiary or contributed any funds or other assets to any subsidiary.

(f) Parscale Media has not purchased or otherwise acquired any material assets, nor has it leased any assets from any other person, except in the ordinary course of business consistent with past practice.

(g) Parscale Media has not made any capital expenditure outside the ordinary course of business or inconsistent with past practice.

(h) Parscale Media has not sold or otherwise transferred any material assets to any other person, except in the ordinary course of business consistent with past practice and at a price equal to the fair market value of the assets transferred.

(i)  There has not been any material loss, damage or destruction to any of the material properties or Assets of Parscale (whether or not covered by insurance).

(j) Parscale Media has not written off as uncollectible any indebtedness or accounts receivable, except for write offs that were made in the ordinary course of business consistent with past practice.

(k) Parscale Media has not leased any assets to any other person except in the ordinary course of business consistent with past practice and at a rental rate equal to the fair rental value of the leased assets.

(l) Parscale Media has not mortgaged, pledged, hypothecated or otherwise encumbered any assets, except in the ordinary course of business consistent with past practice.

(m) Parscale Media has not entered into any contract, or incurred any debt, liability or other obligation (whether absolute, accrued, contingent or otherwise), except for (i) contracts that were entered into in the ordinary course of business consistent with past practice and that have terms of less than six (6) months and do not contemplate payments by or to Parscale Media which will exceed, over the term of the contract, ten thousand dollars ($10,000) in the aggregate, and (ii) current liabilities incurred in the ordinary course of business consistent with the past practice.

(n) Parscale Media has not made any loan or advance to any other person, except for advances that have been made to customers in the ordinary course of business consistent with past practice and that have been properly reflected as “accounts receivables.”

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(o) Other than annual raises or bonuses paid or provided consistent with past business practices not exceeding in the aggregate $2,500, Parscale Media has not paid any bonus to, or increased the amount of the salary, fringe benefits or other compensation or remuneration payable to, any of the managers, officers or employees of Parscale Media.

(p) No contract or other instrument to which Parscale Media is or was a party or by which Parscale Media or any of its assets are or were bound has been amended or terminated, except in the ordinary course of business consistent with past practice.

(q) Parscale Media has not discharged any lien or discharged or paid any indebtedness, liability or other obligation, except for current liabilities that (i) are reflected in the Parscale Financial Statements as of December 31, 2016 or have been incurred since December 31, 2016 in the ordinary course of business consistent with past practice, and (ii) have been discharged or paid in the ordinary course of business consistent with past practice.

(r) Parscale Media has not forgiven any debt or otherwise released or waived any right or claim, except in the ordinary course of business consistent with past practice.

(s) Parscale Media has not changed its methods of accounting or its accounting practices in any respect.

(t) Parscale Media has not entered into any transaction outside the ordinary course of business or inconsistent with past practice.

(u) Parscale Media has not agreed or committed (orally or in writing) to do any of the things described in clauses (b) through (t) of this Section.

3.7 Absence of Undisclosed Liabilities. Parscale Media has no debt, liability or other obligation of any nature (whether due or to become due  and  whether  absolute,  accrued, contingent or otherwise) that is not reflected or reserved against in the Parscale Financial Statements as of July 31, 2017, except for obligations incurred since inception in the ordinary and usual course of business consistent with past practice.

3.8 Parscale Assets.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms and conditions of, or result in a loss of rights under, or result in the creation of any lien, charge or encumbrance upon, any of Parscale Media’s (the “Assets”).

(b) Parscale Media has good and marketable title to the Assets, free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities or claims.

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(c) Except as reflected in the Parscale Financial Statements, the Assets are not subject to any material liability, absolute or contingent.

(d) Parscale Media has provided to Buyer in writing an accurate description of all of the assets of Parscale Media or used in the business of Parscale Media.

(e) Parscale Media has provided to Buyer in writing a list of all contracts, agreements, licenses, leases, arrangements, commitments and other undertakings to which Parscale Media is a party or by which it or its property is bound.   Except as specified by Parscale Media to and acknowledged by Buyer, all of such contracts, agreements, leases, licenses and commitments are valid, binding and in full force and effect.  As soon as practicable after the execution of this Agreement by all Parties, Parscale Media will provide Buyer with copies of all such documents for Buyer’s review.

3.9  Compliance with Laws; Licenses and Permits.  Parscale Media is not in violation of, nor has it failed to conduct its business in material compliance with, any applicable federal, state, local or foreign laws, regulations, rules, treaties, rulings, orders, directives or decrees. Parscale Media has delivered to Buyer a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all of the licenses, permits, authorizations and franchises to which Parscale Media is subject and all said licenses, permits, authorizations and franchises are valid and in full force and effect. Said licenses, permits, authorizations and franchises constitute all of the licenses, permits, authorizations and franchises reasonably necessary to permit Parscale Media to conduct its business in the manner in which it is now being conducted, and Parscale Media is not in violation or breach of any of the terms, requirements or conditions of any of said licenses, permits, authorizations or franchises.

3.10 Taxes.  Except as disclosed herein, Parscale Media has accurately and completely filed with the appropriate United States state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), and has paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any governmental authority (including taxes on properties, income, franchises, licenses, sales and payroll).  (All such items are collectively referred to herein as “Taxes”).  The Parscale Financial Statements fully accrue or reserve all current and deferred taxes.  Parscale Media is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes.  No liability for taxes has been incurred other than in the ordinary course of business.  There are no liens for Taxes except for liens for property taxes not yet delinquent.  Parscale Media is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement and in the past year has not been included on any consolidated combined or unitary return with any entity other than Parscale Media.  Parscale Media has duly withheld from each payment made to each person from whom such withholding is required by law the amount of all Taxes or other sums (including but not limited to United States federal income taxes, any applicable state or municipal income tax, disability tax, unemployment insurance contribution and Federal Insurance Contribution Act taxes) required to be withheld therefore and has paid the same to the proper tax authorities prior to the due date thereof. To the extent any Taxes withheld by Parscale Media have not been paid as of the Closing Date because such Taxes were not yet due, such Taxes will be paid to the proper tax authorities in a timely manner.  All Tax returns filed by Parscale Media are accurate and comply with and were prepared in accordance with applicable statutes and regulations.  Seller will cause Parscale Media to prepare and file all Tax returns and pay all Taxes required prior to the Closing.  Such Tax returns will be subject to review and approval by Buyer, which approval will not be unreasonably withheld.

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3.11 Environmental Compliance Matters.   Parscale Media has at all relevant times with respect to the Business or otherwise been in material compliance with all environmental laws, and has received no potentially responsible party notices or similar notices from any governmental agencies or private parties concerning releases or threatened releases of any “hazardous substance” as that term is defined under 42 U.S.C. 960(1) (14).

3.12 Compensation. Parscale Media has provided Buyer with a full and complete list of all officers, directors, employees and consultants of Parscale Media as of the date hereof, specifying their names and job designations, their respective current wages, salaries or other forms of direct compensation, and the basis of such compensation, whether fixed or commission or a combination thereof.

3.13 No Default.

(a) Each of the contracts, agreements or other instruments of Parscale Media and each of the  standard  Customer  Agreements  or  contracts  of  Parscale Media is a legal, binding and enforceable obligation by or against Parscale Media, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). To the knowledge of Seller, no party with whom Parscale Media has an agreement or contract is in default there under or has breached any terms or provisions thereof which is material to the conduct of Parscale Media’s business.

(b) Parscale Media has performed or is now performing the obligations of, and Parscale is not in material default (or would by the elapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its business.   No third party has raised any claim, dispute or controversy with respect to any of the executed contracts of Parscale Media, nor has Parscale Media received notice of warning of alleged nonperformance, delay in delivery or other noncompliance by Parscale with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other Parties thereto.

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3.14 Product Warranties.   Except as otherwise disclosed to and acknowledged by Buyer in the form of a written disclosure schedule prior to the Closing and for warranties under applicable law, (a) there are no warranties, express or implied, written or oral, with respect to the products or projects of  Parscale Media, (b)  there are no  pending or  threatened claims with respect to  any such warranty and (c) Parscale Media has no, and after the Closing Date, will have no, liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due, other than customary returns in the ordinary course of business that are fully reserved against in the Parscale Financial Statements.

3.15 Proprietary Rights.

(a) Parscale Media has provided Buyer in writing a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all software, patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefore, owned or used by Parscale Media or in which it has any rights or licenses, except for software used by Parscale Media and generally available on the commercial market. Parscale Media has provided Buyer with a complete and accurate description of all agreements or provided Buyer with the right to inspect true and complete copies of all agreements of Parscale Media with each officer, employee or consultant of Parscale Media providing Parscale Media with title and ownership to patents, patent applications, trade secrets and inventions developed or used by Parscale Media in its business. All of such agreements are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

(b) Parscale  Media owns  or  possesses licenses or other rights to use  all computer software, software programs, patents, patent applications,trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, propriety know-how or information, or other rights with respect thereto (collectively referred to as “Proprietary Rights”), used in the business of Parscale Media, and the same are sufficient to conduct Parscale Media’s business as it has been and is now being conducted.

(c) The operations of Parscale Media do not conflict with or infringe, and no one has asserted to Parscale that such operations conflict with or infringe on any Proprietary Rights owned, possessed or used by any third party.  There are no claims, disputes, actions, proceedings, suits or appeal pending against Parscale Media with respect to any Proprietary Rights, and none has been threatened against Parscale Media.  There are no facts or alleged fact which would reasonably serve as a basis for any claim that Parscale Media does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of Parscale Media as it has been and is now being conducted.

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(d) To the knowledge of Seller, no current employee of Parscale Media is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with Parscale Media or any previous employer.

3.16 Insurance.  Parscale Media has provided Buyer with complete and accurate copies of all policies of insurance and provided Buyer with the right to inspect true and complete copies of all policies of insurance to which Parscale Media is a party or is a beneficiary or named insured as of the Closing Date.  Parscale Media has in full force and effect, with all premiums due thereon paid the policies of insurance set forth therein.  There were no claims in excess of $10,000 asserted or currently outstanding under any of the insurance policies of Parscale in respect of all motor vehicle, general liability, since inception.

3.17 Labor Relations.  None of the employees of Parscale Media are represented by any union or are parties to any collective bargaining arrangement, and, to the knowledge of Seller, no attempts are being made to organize or unionize any of Parscale Media’s employees.  Except as disclosed in writing to Buyer prior to the Closing, to the knowledge of Seller, there is not presently pending or existing, and there is not presently threatened, any material (a) strike, slowdown, picketing, work stoppage or employee grievance process, or (b) action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) against or affecting Parscale Media relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters.  Parscale Media is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor practices.  Parscale Media is in compliance with the Immigration Reform and Control Act of 1986. Except as disclosed in Schedule 3.17, Parscale Media has no employment agreements.

3.18 Condition of Premises.  All real property leased by Parscale Media is in good condition and repair, ordinary wear and tear excepted.

3.19 No Distributor Agreements.  Except as disclosed to and acknowledged by Buyer in writing prior to the Closing, Parscale Media is not a party to, nor is the property of Parscale Media bound by, any distributors’ or manufacturer’s representative or agency agreement.

3.20 Conflict of Interest Transactions.   No past or present member, manager, director, officer or employee of Parscale or any of their affiliates (i) is indebted to, or has any financial, business or contractual relationship or arrangement with Parscale Media, or (ii) has any direct or indirect interest in any property, asset or right which is owned or used by Parscale or pertains to the business of Parscale Media with the exception of outstanding member loans which will be satisfied and discharged in full prior to the Closing Date.

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3.21 Litigation.  There is no action, suit, proceeding, dispute, litigation, claim, complaint or, to the knowledge of Seller, investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or threatened against or with respect to Parscale Media which (i) if adversely determined would have a material adverse effect on the business, condition, assets, operations or prospects of Parscale, or (ii) challenges or would challenge any of the actions required to be taken by Parscale under this Agreement. There exists no basis for any such action, suit, proceeding, dispute, litigation, claim, complaint or investigation.

3.22 Non-Contravention.  Neither (a) the execution and delivery of this Agreement, nor (b) the performance of this Agreement will: (i) contravene or result in a violation of any of the provisions of the organizational documents of Parscale; (ii) contravene or result in a violation of any resolution adopted by the members or directors of Parscale Media; (iii) result in a violation or breach of, or give any person the right to declare (whether with or without notice or lapse of time) a default under or to terminate, any material agreement or other instrument to which  Parscale Media is a party or by which Parscale Media or any of its assets are bound; (iv) give any person the right to accelerate the maturity of any indebtedness or other obligation of Parscale Media; (v) result in the loss of any license or other contractual right of Parscale Media; (vi) result in the loss of, or in a violation of any of the terms, provisions or conditions of, any governmental license, permit, authorization or franchise of Parscale Media; (vii) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets of Parscale Media; (viii) result in the reassessment or revaluation of any property of Parscale by any taxing authority or other governmental authority; (ix) result in the imposition of, or subject Parscale Media to any liability for, any conveyance or transfer tax or any similar tax; or (x) result in a violation of any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which Parscale or any of its assets or any limited liability interests are subject.

3.23 Approvals.   Parscale Media has provided Buyer with a complete and accurate list of all jurisdictions in which Parscale Media is authorized to do business along with the documentation evidencing such authorization.  No authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by Parscale in connection with the execution, delivery or performance of this Agreement, including the conveyance to Buyer of the Business.

3.24 Brokers.  Parscale Media has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the Transaction, and no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

3.25 Special Government Liabilities.  Parscale Media has no existing or pending liabilities, obligations or deferred payments due to any federal, state or local government agency or entity in connection with its business or with any program sponsored or funded in whole or in part by any federal, state or local government agency or entity, nor are the Parscale Media or Seller aware of any threatened action or claim or any condition that could support an action or claim against Parscale or the Business for any of said liabilities, obligations or deferred payments.

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3.26 Revenue and Net Income. Parscale’s revenue in the last two fiscal years was approximately $550,000. Parscale’s net income in the last two fiscal years was approximately $250,000.

3.27 Net Working Capital.  Immediately prior to the Closing, Parscale Media’s Working Capital, as hereinafter defined, shall be not less twenty five thousand dollars ($25,000.00).  Specifically, there shall not be less than five thousand dollars ($5,000.00) of cash or cash equivalent in Parscale’s Working Capital. For purposes of this Section 4.27:

i.  “Current Assets” means the current assets of Seller as determined in accordance with U.S. generally accepted accounting principles.

ii.  “Current Liabilities” means the current Liabilities of Seller as determined in accordance with U.S. generally accepted accounting principles.

iii.  “Working Capital” means an amount equal to (a) the amount of the Current Assets, minus (b) the amount of the Current Liabilities.

3.28 Full Disclosure.  Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Buyer by or on behalf of Parscale contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

3.29 Tax Advice. Parscale Media and Seller hereby represent and warrant that they have sought their own independent tax advice regarding the Transaction and neither the Parscale Media nor Seller have relied on any representation or statement made by Buyer or their representatives regarding the tax implications of such transactions.

3.9 Conduct of Business Prior to the Closing. From the date hereof until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Parscale Media shall (a) conduct the Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. From the date hereof until the Closing, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not take any action that would cause any of the changes, events or conditions described in Section 3.6 to occur.

3.10 Access to Information. From the date hereof until the Closing, Seller and Parscale Media shall (a) afford Buyer and its representatives reasonable access to and the right to inspect all of the real property, properties, assets, premises, books and records, contracts and other documents and data related to the Business; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Business as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of the Business.

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4. Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

4.1  Power and Authority; Binding Nature of Agreement.  Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part.  Assuming that this Agreement is a valid and binding obligation of the other party hereto, this Agreement is a valid and binding obligation of Buyer.

4.2  Approvals. No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement or than such filings as may be required under applicable securities laws, rules and regulations.

4.3 Good Standing.  Buyer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required, (iv) has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (v)

4.4 Authority.  The execution of this Agreement by the individual whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Buyer, have been duly authorized by all necessary corporate action on the part of Buyer;

4.5 Representations True on Closing Date. The representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

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4.6 Non-Contravention.  The execution, delivery and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Buyer’s organizational documents (including its Certificate of Incorporation and By-laws), (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material contract or agreement to which Buyer is a party or to which any of its material assets are bound (the “Buyer Contracts”).

4.7 Material Compliance.  Buyer is in material compliance with all applicable Laws and Buyer Contracts relating to this Agreement, and the operation of its business.

4.8 Full Disclosure.  Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Seller by or on behalf of Buyer contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

5. Conditions to Closing.

5.1  Conditions Precedent to Buyer’s Obligation to Close.   Buyer’s obligation to close the transaction as contemplated in this Agreement is conditioned upon the occurrence or waiver by Buyer of the following:

(a) Seller has delivered an updated list of assets and liabilities of Parscale Media that is accurate and complete as of not more than five (5) business days prior to the Closing.

(b) All representations and warranties by the Seller and or Parscale Media made in this Agreement or in any exhibit or schedule hereto delivered by the Seller shall be true and correct as of the Closing Date with the same force and effect as if made on and as of that date and Buyer shall in its sole discretion be satisfied with such representations and exceptions in such representation and/or as set forth on any exhibit or schedule hereto.

(c) The Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

(d) Buyer must be satisfied in its sole and absolute discretion with its due diligence of Parscale Media.

(e) Buyer shall have received a report from the Secretary of State of Texas showing the existence or absence of liens, financing statements and other encumbrances recorded against any of the Assets, dated not more than five (5) days prior to the Closing, and such report shall be satisfactory to Buyer in its sole and absolute discretion.

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5.2  Conditions Precedent to the Buyer’s and Seller’s Obligation to Close.  The Seller’s obligation to close the transaction as contemplated in this Agreement is conditioned upon the occurrence or waiver by the Seller of the following:

(a) All representations and warranties of Buyer made in this Agreement or in any exhibit hereto delivered by Buyer shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

(b) Buyer  shall  have  performed  and  complied  with  all  agreements  and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

6.    Survival of Representations and Warranties.

All representations and warranties made by each of the Parties hereto will survive the Closing for eighteen (18) months after the Closing Date, or longer if expressly and specifically provided in the Agreement.  Seller and Parscale Media will have joint and several liability under this Agreement, except for the covenant not to compete in Section 2.1 of this Agreement or where otherwise expressly and specifically provided in this Agreement.

7.    Indemnification.

7.1  Indemnification by Parscale Media and Seller. Parscale Media and Seller agree to indemnify, defend and hold harmless Buyer and its affiliates against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and reasonable attorney’s fees and costs (“Losses”), incurred by Buyer or any of its affiliates arising, resulting from, or relating to any and all liabilities of Parscale Media incurred prior to the Closing Date or relating to the Assets prior the Closing Date, any misrepresentation of a material fact or omission to disclose a material fact made by Parscale Media or Seller in this Agreement, in any exhibits or schedules to this Agreement or in any other document furnished or to be furnished by Parscale Media or Seller under this Agreement, or any breach of, or failure by the Parscale Media or Seller to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by the Parscale or Seller under this Agreement. Notwithstanding anything to the contrary herein, the maximum aggregate liability of Parscale Media and the Seller pursuant to this Section shall be no more than $50,000.

7.2  Indemnification by Buyer.    Buyer agrees to indemnify, defend and hold harmless the Seller arising, resulting from, or relating to any misrepresentation of a material fact or omission to disclose a material fact made by the Buyer in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by the Buyer to the Seller under this Agreement, or any material breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement provided however and notwithstanding anything to the contrary herein, the maximum aggregate liability of the Buyer pursuant to this Section shall be no more than $50,000.

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7.3  Procedure for Indemnification Claims.

(a) Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under Section 7 of this Agreement,  such  parties  (the  “Indemnified  Parties”)  shall  promptly  send  a  notice  (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in the forfeiture by the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim.  Any Notice pursuant to this Section 73(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefore.

(b) If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have thirty (30) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid.   The Indemnifying Parties’ failure to provide such a written response within such thirty (30) day period shall be deemed to be an acceptance of the Indemnity Claim as valid.  In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) business days thereafter, pay Losses incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties.  To the extent appropriate, payments for indemnifiable Losses made pursuant to this Agreement will be treated as adjustments to the Consideration.

(c) In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to Losses arising from such Underlying Claim. The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim. The parties controlling the defense of the Underlying Claim shall not, however, settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.  The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

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(d) The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties subject to the last sentence of Section 7.3(c) of this Agreement, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

(e) Basket; Limitations on Indemnification; Calculation of Losses.

(i)	Basket. A Buyer Indemnified Party shall not be entitled to make a claim for indemnification for any Losses arising out of Section 7.1 until the aggregate amount of all claims for Losses which arise out of Section 7.1 exceeds ten thousand dollars ($10,000) (the “Basket”). In the event the aggregate amount of such Losses exceeds the Basket, then the Seller shall indemnify such Buyer Indemnified Party with respect to the amount of all Losses exceeding the amount of the Basket.

(ii)	Seller’s and Parscale Media Cap. The maximum aggregate liability of the Seller and Parscale Media, collectively, under this Section for all Losses shall be an amount equal to the Consideration (the “Seller’s Cap”).

(iii)	Exclusions from the Basket and Seller’s Cap. Notwithstanding the foregoing, the following Losses shall not be subject to the provisions of the Basket and the Seller’s Cap and a Buyer Indemnified Party shall be entitled to indemnification with respect to such Losses in accordance with this Article as though the Basket and the Seller’s Cap were not a part of this Agreement:

(1) Losses relating to, caused by or resulting from the breach of any of the Seller’s and/or Parscale Media’s representations and warranties as a result of fraud or intentional misrepresentation; and

(2) Losses relating to, caused by or resulting from the breach of any ongoing covenant of the Seller or Parscale Media.

8.  Injunctive Relief.

8.1 Damages Inadequate.  Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

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8.2 Injunctive Relief.  It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

9.  Further Assurances.

Following the Closing, Parscale and Seller shall furnish to Buyer such instruments and other documents as Buyer may reasonably request for the purpose of carrying out or evidencing the transactions contemplated hereby.

10.  Fees and Expenses.

Each party hereto shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of its counsel and accountant).

11.  Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

12.  Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the Parties, their personal representatives, assigns and other successors in interest.

13.  Entire and Sole Agreement.

This Agreement constitutes the entire agreement between the Parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement.  This Agreement may be modified or amended only by a written agreement signed by all Parties to this Agreement.   The Parties acknowledge that as of the date of the execution of this Agreement, any and all other agreements, either written or verbal, regarding the substance of this Agreement will be terminated and be of no further force or effect.

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14.  Governing Law.

This Agreement will be governed by the laws of California without giving effect to applicable conflict of law provisions.  With respect to any litigation arising out of or relating to this Agreement, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Santa Barbara County, California.

15.  Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

16.  Assignment.

Except in the case of an affiliate of Buyer, this Agreement may not be assignable by any party without prior written consent of the other Parties.

17.  Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise.  The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

18.  Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

19.  Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

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20.  Notices.

Each notice or other communication hereunder must be in writing and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other Parties hereto):

If to Seller:

Attn: Bradley J. Parscale

Telephone: 210-262-3200

Facsimile:

With a copy to:

Jeremy R. Sloan

Chunn Price Harris & Sloan

1000 Central Parkway N, suite 100,

San Antonio, TX 78232

Telephone (210) 343.5000

Facsimile (210) 525.0960

email: jsloan@cphattorneys.com

If to Buyer:

CloudCommerce, Inc.

1933 Cliff Dr. Suite 1

Santa Barbara, CA 93109

Attention: Andrew Van Noy, CEO

Telephone: 805-964-3313

Facsimile: 805-964-6968

With a copy to:

Sichenzia Ross Ference Kesner LLP

61 Broadway, 32nd floor

New York, NY 10006

Attention: Gregory Sichenzia

Telephone: 212-930-9700

Facsimile: 212-930-9725

gsichenzia@srfkllp.com

21.  Publicity.

Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, or necessary for Buyer to prepare and disseminate any private or public placements of its securities or to communicate with its stakeholders, no press release, notice to any third party or other publicity concerning the Transaction will be issued, given or otherwise disseminated without the prior approval of each of the Parties hereto.

[Signatures on following page.]

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IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

Seller (“Parscale”):	Bradley Parscale

/s/ Bradley Parscale

Buyer (“Company”):	CloudCommerce, Inc., a Nevada corporation

	By:	/s/ Andrew Van Noy
Andrew Van Noy,
Chief Executive Officer

Parscale Media, LLC.

By:	/s/Bradley Parscale
(Name)
(Title)

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EXHIBIT A

Disclosure Schedules

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